Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
February 3, 2023	C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES RECORD ANNUAL EARNINGS

Honaker, Virginia – February 3, 2023

Highlights

·	Net income for the year ended December 31, 2022 was $8.1 million, or $0.34 per diluted share, which was the highest in the history of the Company;
·	Net income for the fourth quarter of 2022 was $2.3 million, or $0.09 per diluted share, the eighth consecutive quarter of increased earnings;
·	Net interest margin improved to 3.86% for the fourth quarter of 2022 compared to 3.55% for the third quarter of 2022 and 3.53% for the comparable period of 2021;
·	Total loans declined $9.1 million, or 1.5%, during 2022. During the fourth quarter of 2022, loans grew $4.7 million, or 3.2% annualized;
·	Total deposits declined $14.8 million, or 2.1%, during 2022. Most of the decline occurred during the fourth quarter as competition for funding intensified;
·	New Peoples Bank remains well-capitalized. Leverage ratio improved to 10.40%.

Today, New Peoples Bankshares, Inc. (the “Company”) (OTCBB: NWPP), the holding company for New Peoples Bank, Inc. (the “Bank”), reported fourth quarter 2022 net income of $2.3 million, or $0.09 per share, as compared to $1.9 million, or $0.08 per share, for the fourth quarter of 2021, an improvement of $335,000, or 17.4%. For the year ended December 31, 2022, net income was $8.1 million, or $0.34 per share, compared to $7.0 million, or $0.29 per share, for 2021.

C. Todd Asbury, President and CEO of the Company, stated, “We are very pleased to report our eighth consecutive quarter of increased earnings and the highest annual net income in the history of our Company. These results reflect years of hard work and focus from the board, management team and our outstanding employees. As we look ahead to 2023, deposit competition in the short run will pressure some of the improvements made in the net interest margin during the last half of 2022. We will continue to work to improve our operational efficiencies and cost structure, increase revenues by providing exceptional products and services to our customers, drive value for our shareholders, and continuously improve our risk management framework.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the quarter ended December 31, 2022 was $7.6 million compared to $6.7 million for the quarter ended December 31, 2021. The increase was primarily due to improvement in the net interest margin to 3.86% for the fourth quarter of 2022 compared to 3.53% for the fourth quarter of 2021 due to the increase in asset yields outpacing increases in funding costs in the rising interest rate environment throughout 2022.

Net interest income for full year 2022 was $28.3 million compared to $27.2 million for 2021. The $1.1 million improvement in net interest income was primarily attributable to a $35.9 million increase in average earning assets and rising market interest rates in 2022, partially offset by loan fee recognition in 2021 as Paycheck Protection Program loans were forgiven and the rising costs of the variable rate trust preferred securities in 2022. The net interest margin for 2022 was 3.61% compared to 3.64% for 2021.

Non-interest Income

Non-interest income decreased $170,000 to $2.3 million for the quarter ended December 31, 2022 from $2.5 million for the comparable quarter of 2021. The primary drivers of the decline were a $58,000 write-down of bank owned life insurance (BOLI) in the fourth quarter of 2022, a period-to-period decrease in gains and commissions on mortgage loan originations of $46,000, and a period-to-period decline in service charges and fees on loans. The BOLI charge resulted from a decrease in the market value of the underlying investments supporting the policy due to increased interest rates. The increased interest rate environment also contributed to the reduced mortgage revenue as mortgage originations and refinancing activities have slowed.

For the year ended December 31, 2022, non-interest income was $9.2 million compared to $10.0 million for 2021. The $741,000 decrease was attributable to $322,000 of gains on the sales of investment securities in 2021 that did not recur in 2022, $190,000 of gains on the sales of three former branch locations in 2021, a $158,000 write-down on BOLI over the last half of 2022 due to declines in the market value of the underlying investments supporting the policy due to increased interest rates, and a $162,000 decrease in gains and commissions on mortgage loan originations due to rising rates on mortgage loans.

Non-Interest Expense

Non-interest expense was $6.8 million for the quarter ended December 31, 2022 compared to $6.7 million for the quarter ended December 31, 2021. The $96,000 increase was impacted by increases in bonus accruals in the fourth quarter of 2022 based on Company performance, a $70,000 expense related to the decision to exit a contract in 2022, and general expense increases related to contractual Consumer Price Index adjustments, inflation and salary adjustments to retain and attract employees. The increases were partially offset by a $273,000 decline in occupancy costs due to a $87,000 reduction in depreciation expense in the fourth quarter of 2022 attributable to fully-depreciated assets not being replaced, strategic closures and sales of branch locations over the past couple of years, and a $182,000 decline in losses on disposals of fixed assets in the quarter ended December 31, 2022 from the comparable quarter of 2021.

Non-interest expense for the year of 2022 was $26.5 million compared to $27.9 million in 2021. The $1.3 million decrease was largely due to $1.1 million of valuation adjustments in 2021 on former branch locations prior to being transferred to other real estate owned, and a $207,000 decline in net losses and write-downs on the sales and valuation adjustments on other real estate owned. The expense declines were partially offset by a $703,000 increase in salaries and benefits expense attributable to higher bonus accruals based on Company performance, annual performance raises, and adjustments to minimum starting salaries to reflect rising costs to attract and retain talent.

Balance Sheet

Total assets at December 31, 2022 were $775.4 million, a $19.3 million, or 2.4%, decline from $794.6 million at December 31, 2021. Loans decreased $9.1 million, or 1.5%, during 2022, partly attributable to several large borrowers selling their businesses or collateral and paying off the related loans. Loan pricing remains very competitive in the Company’s markets and also impacted loan originations. Investment securities decreased $11.0 million during the year with almost all of the decrease due to a $16.6 million decline in the market value of the investment portfolio due to rapidly rising interest rates during 2022 which impacted the carrying value of investment portfolios designated as available-for-sale and the book values of most banks. All of the Company’s investments are designated as available-for-sale.

Deposits were $692.7 million at December 31, 2022 compared to $707.5 million a year earlier. The majority of the $14.8 million, or 2.1%, decline occurred during the last quarter of 2022 as the competition for funds for lending and other needs intensified among banks and non-banks in the Company’s markets.

Capital

Since December 31, 2021, total capital decreased $6.4 million, as the net unrealized loss on available-for-sale investment securities due to the rapid rise in market interest rates increased $13.1 million, which more than offset year-to-date earnings of $8.1 million. In addition, a cash dividend payment of $1.2 million and the repurchase of common stock totaling $171,000 further reduced capital. Consequently, book value per share has decreased to $2.40 at December 31, 2022 compared to $2.66 at December 31, 2021. Excluding the impact of the unrealized loss on available-for-sale securities, equity capital increased $6.7 million. The Bank remains well capitalized per regulatory guidance.

As previously reported, the Board authorized the repurchase of up to 500,000 shares of the Company’s common stock through March 31, 2023. As of December 31, 2022, the Company had repurchased 73,595 shares.

Asset Quality

The allowance for loan losses as a percentage of total loans was 1.15% at December 31, 2022 and 1.13% at December 31, 2021.

Annualized net charge-offs, as a percentage of average loans, was 0.06% during the fourth quarter of 2022, compared to a net recovery of 0.05% in the fourth quarter of 2021. For the year ended December 31, 2022, net charge-offs represent 0.11% of average loans as compared to 0.14% for 2021.

The provision for loan losses charged to the income statement for the quarters ended December 31, 2022 and 2021 were $225,000 and $0, respectively. For the year ended December 31, 2022, the provision for loan losses was $625,000 compared to $372,000 for 2021.

Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $3.7 million at December 31, 2022, a decline of $629,000, or 14.6%, since year-end 2021. Nonperforming assets as a percentage of total assets were 0.47% at December 31, 2022, and 0.54% at December 31, 2021.

As we continue working to reduce nonearning assets, other real estate owned is down to $261,000 as of December 31, 2022, compared to $1.4 million as of December 31, 2021. Expenses associated with other real estate owned were $176,000 for 2022 and are down by $330,000 compared to 2021, due largely to $466,000 of write-downs recorded during 2021.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 18 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company’s common stock is traded over the counter under the trading symbol “NWPP”. Additional investor information can be found on the Company’s website at www.npbankshares.com.

This news release contains statements concerning the Company’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

(i) the success or failure of efforts to implement the Company’s business plan; (ii) any required increase in the Company’ regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company’s nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company’s markets; (vii) the Company’s ability to attract and retain talent; (viii) demographical changes in the Company’s markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company’s market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower’s ability to repay and the Company’s management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xvii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues and other catastrophic events; (xviii) technology utilized by the Company; (xix) the Company’s ability to successfully manage cyber security; (xx) the Company’s reliance on third-party vendors and correspondent banks; (xxi) changes in generally accepted accounting principles; (xxii) changes in governmental regulations, tax rates and similar matters; and (xxiii) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

QUARTERS ENDED DECEMBER 31, 2022 THROUGH DECEMBER 31, 2021

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

Dollars in thousands	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Total cash and cash equivalents	$ 61,686	$ 114,918	$ 124,051	$ 78,864	$ 60,946

Investment securities available-for-sale	96,326	98,845	100,616	106,820	107,358

Loans receivable, net of allowance for loan losses	577,886	573,281	578,815	595,132	587,009

Total assets	775,358	828,565	847,028	813,536	794,647

Total deposits	692,707	723,914	707,064	730,968	707,513

Total liabilities	718,140	773,335	790,864	754,624	731,016

Total shareholders’ equity	57,218	55,230	56,164	58,912	63,631

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2022 THROUGH DECEMBER 31, 2021

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

Dollars in thousands, except per share	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Interest income on loans, including fees	$ 7,263	$ 7,010	$ 6,792	$ 6,674	$ 6,840

Interest income on investment securities Interest income and dividends on other	561 839	505 595	482 186	435 48	408 53

Total interest and dividend income	8,663	8,110	7,460	7,157	7,301

Interest expense on deposits	623	418	404	430	468

Total interest expense	1,042	910	616	536	572

Net interest income	7,621	7,200	6,844	6,621	6,729

Provision for loan losses	225	225	75	100	-

Net interest income after provision for loan losses	7,396	6,975	6,769	6,521	6,729

Total non-interest income	2,333	2,189	2,348	2,369	2,503

Total non-interest expenses	6,823	6,599	6,658	6,439	6,727

Income tax expense	654	579	536	530	588

Net income	$ 2,252	$ 1,986	$ 1,923	$ 1,921	$ 1,917

Basic and diluted income per share	$ 0.09	$ 0.08	$ 0.08	$ 0.08	$ 0.08

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

Dollars in thousands, except per share	December 31, 2022	December 31, 2021

Interest income on loans, including fees	$ 27,739	$ 28,323

Interest income on investment securities Interest income and dividends on all other	1,983 1,668	1,377 212

Total interest and dividend income	31,390	29,912

Interest expense on deposits	1,875	2,248

Total interest expense	3,104	2,701

Net interest income	28,286	27,211

Provision for loan losses	625	372

Net interest income after provision for loan losses	27,661	26,839

Total non-interest income	9,239	9,980

Total non-interest expenses	26,519	27,867

Income tax expense	2,299	1,942

Net income	8,082	7,010

Basic and diluted income per share	$ 0.34	$ 0.29

Return on average shareholders’ equity	13.89%	11.52%

Return on average assets	0.99%	0.88%

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS (UNAUDITED)
	For the three-months ended,
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Key Performance Ratios
Earning assets yield	4.39%	3.99%	3.82%	3.82%	3.83%
Cost of interest-bearing liabilities	0.84%	0.70%	0.51%	0.46%	0.48%
Cost of funds	0.55%	0.46%	0.33%	0.30%	0.31%
Net interest margin	3.86%	3.55%	3.50%	3.53%	3.53%

Return on average shareholder’s equity	16.25%	13.70%	13.45%	12.35%	12.14%
Return on average assets	1.10%	0.94%	0.94%	0.97%	0.95%
Efficiency ratio*	68.51%	70.25%	72.40%	71.59%	72.84%
Loan to deposit ratio	84.40%	80.10%	82.83%	81.42%	83.92%

Asset Quality
Allowance for loan loss to total loans	1.15%	1.14%	1.16%	1.14%	1.13%
Net charge-offs (recoveries) to average loans, annualized	0.06%	0.30%	0.01%	0.05%	(0.05%)
Nonaccrual loans to total loans	0.58%	0.64%	0.62%	0.44%	0.50%
Nonperforming assets to total assets	0.47%	0.49%	0.47%	0.42%	0.54%

Capital Ratios (Bank Only)
Tier 1 leverage	10.40%	9.86%	9.88%	9.95%	9.86%
Tier 1 risk-based capital	15.31%	15.16%	14.97%	14.66%	14.98%
Total risk-based capital	16.50%	16.35%	16.21%	15.90%	16.23%
Total common equity tier 1 capital	15.31%	15.16%	14.97%	14.66%	14.98%

*The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.